Exhibit 99.1

The information set forth in this exhibit is presented solely in connection with the changes in presentation to the Annual Report on Form 10-K of Patheon Inc. (the “Company”) for the year ended October 31, 2011 (the “2011 Form 10-K”) described in the accompanying Form 8-K and the exhibits thereto (this “Form 8-K”), does not reflect events or developments that occurred after December 19, 2011, the date the Company filed the 2011 Form 10-K, and does not modify or update the disclosures contained in the 2011 Form 10-K in any way other than as described in this Form 8-K. Accordingly, this exhibit should be read in conjunction with the 2011 Form 10-K, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2012, April 30, 2012 and July 31, 2012, and the Company’s other filings with the Securities and Exchange Commission.

Item 6.	Selected Financial Data.

The selected financial data set forth below as of and for the years ended October 31, 2011, 2010, 2009, 2008 and 2007 were derived from our consolidated financial statements and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in this Form 8-K.

	Years ended October 31,
	2007(1)	2008(2)	2009(3)	2010(4)	2011(5)
	(Dollar information in millions of USD, except per share information)
	$	$	$	$	$
Statement of (loss) income data:
Revenues	634.1	717.3	655.1	671.2	700.0
(Loss) income before discontinued operations	(41.5)	4.9	1.1	(2.9)	(15.8)
Adjusted EBITDA	66.4	89.0	74.0	80.9	66.4
Basic (loss) income per share from continuing operations	(0.52)	0.09	(0.10)	(0.02)	(0.12)
Diluted (loss) income per share from continuing operations	(0.52)	0.01	(0.10)	(0.02)	(0.12)
Weighted-average number of shares outstanding during period—basic (in thousands)	92,834	90,737	100,964	129,168	129,168
Weighted-average number of shares outstanding during period—diluted (in thousands)	92,834	123,634	100,964	129,168	129,168
Balance sheet data (at period end):
Total assets	805.8	703.5	794.2	813.2	824.6
Long-term debt	207.5	203.2	223.5	281.1	280.1
Deferred revenues	26.0	22.5	41.7	45.9	36.5
Other long-term liabilities	28.4	30.6	49.5	45.1	53.7
Convertible preferred shares—temporary equity	155.2	—	—	—	—
Total shareholders’ equity	167.4	222.2	244.6	249.1	237.7

(1)	Loss before discontinued operations included $14.5 million in repositioning expenses and $13.5 million in refinancing costs.
(2)	Income before discontinued operations included $19.9 million in repositioning expenses. The reduction in temporary equity from the fiscal year ended October 31, 2007 was primarily the result of the completion of our agreement with JLL Patheon Holdings pursuant to which JLL Patheon Holdings agreed to waive the mandatory redemption requirement in respect of the Series C Preferred Shares that it held (the “Redemption Waiver Agreement”) in fiscal 2008, which resulted in the Series C Preferred Shares being classified as permanent equity on our balance sheet.
(3)	Income before discontinued operations included $2.1 million in repositioning expenses and $8.0 million in costs associated with the special committee of independent directors that we formed during fiscal 2009 (the “Special Committee”) and JLL Patheon Holdings’ December 8, 2009 unsolicited offer to acquire any or all of our outstanding restricted voting shares that it did not already own at a price of $2.00 per share in cash (the “JLL Offer”).
(4)	Loss before discontinued operations included $6.8 million in repositioning expenses, $12.2 million in refinancing costs, $3.6 million in non-cash impairment charges, a non-cash tax benefit of $21.0 from the release of the valuation allowance on net deferred tax assets in our Canadian operations and $3.0 million in costs associated with the Special Committee and the JLL Offer. The long-term debt increased from fiscal 2009 due to the issuance of the Notes for an aggregate principal amount of $280.0 million, the proceeds from which were used to repay all of the outstanding indebtedness under our then-existing senior secured term loan and our $75.0 million ABL, to repay certain other indebtedness and to pay related fees and expenses. We used the remaining proceeds for general corporate purposes. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Summary of Cash Flows—Cash Provided by Financing Activities.”
(5)	Loss before discontinued operations included $12.8 million in consulting and professional fees primarily related to our strategic initiatives and our SEC registration and $7.0 million in repositioning expenses, partially offset by proceeds from an insurance settlement of $4.9 million.

References to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive loss, refinancing expenses, gains and losses on sale of capital assets, gain on extinguishment of debt, income taxes, asset impairment charges, depreciation and amortization and other income and expenses.

Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance. Adjusted EBITDA is used by management as an internal measure of profitability. We have included Adjusted EBITDA because we believe that this measure is used by certain investors to assess our financial performance before non-cash charges and certain costs that we do not believe are reflective of our underlying business.

A reconciliation of Adjusted EBITDA to (loss) income before discontinued operations is set forth below:

	Years ended October 31,
	2007	2008	2009	2010	2011
	(in millions of USD)
	$	$	$	$	$
Net loss for the period	(101.3)	(14.6)	(6.7)	(4.6)	(16.4)
Loss from discontinued operations	(59.8)	(19.5)	(7.8)	(1.7)	(0.6)

(Loss) income before discontinued operations	(41.5)	4.9	1.1	(2.9)	(15.8)
Add (deduct):
Provision for (benefit from) income taxes	18.0	2.2	12.6	(13.8)	1.1
(Gain) loss on sale of capital assets	—	(0.7)	—	0.2	0.2
Foreign exchange loss on foreign operations	0.8	—	—	—	—
Refinancing expenses	13.5	—	—	12.2	—
Interest expense, net	22.0	17.2	15.4	19.6	25.6
Repositioning expenses	14.5	19.9	2.1	6.8	7.0
Depreciation and amortization	39.1	45.0	42.4	55.6	53.2
Asset impairment charge	—	0.4	—	3.6	—
Other	—	0.1	0.4	(0.4)	(4.9)

Adjusted EBITDA	66.4	89.0	74.0	80.9	66.4

The following is a summary of our unaudited quarterly results of operations:

Year Ended October 31, 2011
	1st Quarter(1)	2nd Quarter(2)	3rd Quarter(3)	4th Quarter
	(Dollar information in millions of USD, except per share information)
	$	$	$	$
Revenues	175.7	170.0	172.7	181.6
Gross profit	42.2	30.4	25.8	33.5
Income (loss) before discontinued operations	3.7	(10.3)	0.6	(9.8)
Loss from discontinued operations	(0.2)	(0.1)	(0.2)	(0.1)
Net income (loss) attributable to restricted voting shareholders	3.5	(10.4)	0.4	(9.9)

Basic and diluted income (loss) per share
From continuing operations	0.029	(0.080)	0.005	(0.075)
From discontinued operations	(0.002)	(0.001)	(0.002)	(0.001)

	0.027	(0.081)	0.003	(0.076)

Year Ended October 31, 2010
	1st Quarter(4)	2nd Quarter(5)	3rd Quarter	4th Quarter
	(Dollar information in millions of USD, except per share information)
	$	$	$	$
Revenues	154.8	175.4	163.3	177.7
Gross profit	21.8	38.8	31.7	42.1
(Loss) income before discontinued operations	(1.7)	4.6	(5.5)	(0.4)
Loss from discontinued operations	(0.4)	(0.4)	—	(0.9)
Net (loss) income attributable to restricted voting shareholders	(2.1)	4.2	(5.5)	(1.3)

Basic and diluted (loss) income per share
From continuing operations	(0.013)	0.036	(0.043)	(0.003)
From discontinued operations	(0.003)	(0.003)	—	(0.007)

	(0.016)	0.033	(0.043)	(0.010)

(1)	Revenues included the impact of approximately $32.9 million in reservation fees and deferred revenue amortization from the amended manufacturing and supply agreement in the United Kingdom.
(2)	Revenues included the impact of approximately $17.5 million in reservation fees and deferred revenue amortization from the amended manufacturing and supply agreement in the United Kingdom.
(3)	Loss before discontinued operations included an insurance settlement of $6.0 million in other income.
(4)	Loss before discontinued operations included $3.0 million in Special Committee costs, partially offset by a $2.8 million non-cash tax benefit for the partial release of the valuation allowance on net deferred tax assets in our Canadian operations.
(5)	Income before discontinued operations included $18.2 million from releasing our valuation allowance pertaining to deferred tax assets in our Canadian operations through income tax benefit in our consolidated statement of loss. Loss also included $4.2 million in accelerated deferred revenue in Cincinnati.

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